FOR IMMEDIATE RELEASE	Exhibit 99.1
October 24, 2008

CenterState Banks of Florida, Inc. Announces

Third Quarter 2008 Operating Results

DAVENPORT, FL. – October 24, 2008 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the third quarter 2008 of $761,000 ($0.06 per share) compared to $1,952,000 ($0.15 per share) earned in the third quarter of last year. Most of the decrease was due to our provision for loan losses ($1,764,000 versus $529,000). Also contributing to the decrease in net income was the $525,000 decrease in our net interest income between the two quarters.

The increase in our loan loss provision was a reflection of the continued deterioration of the real estate market in Florida specifically and the overall economy in general. The decrease in our net interest income was the result of a $38 million decrease in average interest earning assets between 3Q08 and 3Q07 and a slightly lower net interest margin (“NIM”) between the two periods.

On a sequential quarter basis, our NIM increased 13bps (3.75% to 3.88% on a tax equivalent basis). Although our average interest earnings assets decreased approximately $13 million between these two sequential quarters, our NIM expansion was enough to compensate resulting in a net increase in our net interest income of $346,000. All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Net interest income	$10,376	$10,030	$9,814	$10,605	$10,901
Provision for loan losses	(1,764)	(1,515)	(604)	(1,605)	(529)

Net interest income after loan loss provision	8,612	8,515	9,210	9,000	10,372
Non interest income	2,098	1,824	1,873	1,920	1,961
Sale of bank branch office real estate		1,483
Sale of bank shell				1,000
Non interest expense	(9,704)	(9,640)	(9,479)	(9,307)	(9,442)

Income before income tax	1,006	2,182	1,604	2,613	2,891
Income tax expense	(245)	(714)	(493)	(854)	(939)

NET INCOME	$761	$1,468	$1,111	$1,759	$1,952

EPS (basic)	$0.06	$0.12	$0.09	$0.14	$0.16
EPS (diluted)	$0.06	$0.12	$0.09	$0.14	$0.15
Average common shares outstanding (basic)	12,454,407	12,447,484	12,442,517	12,435,451	12,433,574
Average common shares outstanding (diluted)	12,590,330	12,572,067	12,581,714	12,561,155	12,618,781
Common shares outstanding at period end	12,454,407	12,454,407	12,444,407	12,436,407	12,434,029

Selected financial ratios (unaudited)

As of or for the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Return on average assets (annualized)	0.25%	0.48%	0.36%	0.58%	0.62%
Return on average equity (annualized)	2.03%	3.93%	2.97%	4.73%	5.36%
Net interest margin(tax equivalent basis)	3.88%	3.75%	3.61%	3.93%	3.92%
Loan / deposit ratio	91.3%	88.0%	82.9%	86.5%	83.7%
Stockholders’ equity (to total assets)	12.1%	12.2%	12.0%	12.2%	11.9%
Tier 1 capital (to average assets)	11.1%	10.9%	10.7%	10.8%	10.3%
Efficiency ratio	78%	81%	81%	74%	73%
Book value per share	$11.96	$11.94	$12.05	$11.92	$11.71
Tangible book value per share	$9.37	$9.33	$9.43	$9.28	$8.96

Correspondent banking division

The Company, through its lead bank in Winter Haven, Florida, is in the process of initiating a correspondent banking and bond sales division. This new business line is being created by way of a management lift-out. The Company is hiring substantially all the employees of the Royal Bank of Canada’s (“RBC”) bond sales division (17 employees), who were previously employees of Alabama National Bank (“ALAB”) prior to RBC’s acquisition of ALAB. The division will operate out of a newly leased facility in Birmingham, Alabama. The staff is expected to officially be employees of our lead bank on or about November 1, 2008. The business lines are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales. The Company will not inventory securities, and will not initiate or maintain a trading securities portfolio. The second category includes: (1) correspondent bank deposits (i.e. federal funds purchased); (2) correspondent bank checking accounts; and (3) loans to correspondent banks. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in Florida, Georgia and Alabama, but will also include several other southeastern States. At September 30, 2008, we had $22,954,000 in deposits of correspondent banks (federal funds purchased) included in other borrowed funds in our condensed consolidated balance sheet. We also had $163,000 of correspondent bank checking accounts and no loans to correspondent banks outstanding at September 30, 2008.

Strong capital position

The federal bank regulatory agencies have established certain capital requirements for banks. To be considered “well capitalized” under these federal bank regulatory guidelines, the Company needed to have $58,841,000 (5%) of tier 1 regulatory capital at September 30, 2008. The Company had $130,117,000 (11.1%) of tier 1 regulatory capital on this date, more than twice needed to be considered “well capitalized” by the federal bank regulatory agencies. These agencies have also set two other regulatory capital guidelines, tier 1 capital as a percentage of risk weighted assets and total regulatory capital as a percentage of risk weighted assets. The Company’s capital ratios in both of these categories also exceed the amount needed to be considered “well-capitalized” by the regulatory agencies. Book value per share and tangible book value per share at September 30, 2008 was $11.96 and $9.37, respectively. At this same date the Company’s capital ratio and tangible capital ratio were 12.1% and 9.7%, respectively.

Credit quality and allowance for loan losses

Management has continued to aggressively monitor credit risk and potential losses in the Company’s loan portfolio, in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $1,764,000 to loan loss provision (expense) and charged-off (net of recoveries) $1,094,000, or 0.13% of average loans outstanding during the quarter. The Company’s allowance for loan losses was $12,269,000 at September 30, 2008 compared to $11,599,000 at June 30, 2008, an increase of $670,000. This increase is a net amount which resulted from an increase of $770,000 in our general loan loss allowance less a $100,000 decrease in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in the loan portfolio mix, changes in our historical charge-off rates and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The decrease in our specific allowance is the result of charge-offs taken during the period and the change in the mix of impaired loans. The allowance for loan losses as a percentage of loans outstanding was 1.40% as of September 30, 2008 compared to 1.37% as of June 30, 2008. Management believes the Company’s allowance for loan losses was adequate at September 30, 2008 to cover any probable losses related to these loans. However, management recognizes that many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in our allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
(amounts are in thousands $)

as of or for the quarter ending	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Allowance at beginning of period	$11,599	$11,258	$10,828	$9,903	$9,519

Charge-offs	(1,120)	(1,185)	(298)	(693)	(160)
Recoveries	26	11	124	13	15

Net charge-offs	(1,094)	(1,174)	(174)	(680)	(145)
Provision for loan losses	1,764	1,515	604	1,605	529

Allowance at end of period	$12,269	$11,599	$11,258	$10,828	$9,903

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 1.49% at September 30, 2008, compared to 1.23% at June 30, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $16,343,000 at September 30, 2008, compared to $13,089,000 at June 30, 2008. Non performing assets as a percentage of total assets was 1.32% at September 30, 2008, compared to 1.07% at June 30, 2008.

As shown in the following table, the largest component of non performing loans is non accrual loans, which as of September 30, 2008 totaled $12,943,000 (78 loans). Of this amount approximately $3,457,000 or 27% are residential real estate loans (27 loans); approximately $6,111,000 or 47% are commercial real estate loans (18 loans); approximately $2,254,000 or 18% are construction, acquisition and development, and land loans (12 loans); approximately $946,000 or 7% are commercial loans (13 loans); and $175,000 or 1% are consumer and all other loans (8 loans).

The Company has no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. As indicated above, non accrual construction, acquisition and development, and land loans totaled $2,254,000 at September 30, 2008. This category includes the following loans: 5 loans for $947,000 collateralized by 15 residential lots; 2 loans for $668,000 collateralized by two single family homes under construction (spec homes); and, 5 loans for $639,000 for land, other than developed lots. Four of these twelve loans have a specific allowance which in the aggregate totals $149,000.

OREO at September 30, 2008 was $2,897,000, which represented fourteen single family homes ($2,299,000), two residential lots ($59,000), unimproved land ($220,000), one mobile home with land ($86,000), and one commercial real estate property ($233,000).

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)

As of or for the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Non accrual loans	$12,943	$10,385	$9,101	$3,797	$4,610
Past due loans 90 days or more
And still accruing interest	155	68	2,345	277	327

Total non performing loans	13,098	10,453	11,446	4,074	4,937
Other real estate owned (“OREO”)	2,897	2,270	792	583	177
Repossessed assets other than real estate	348	366	236	170	133

Total non performing assets	$16,343	$13,089	$12,474	$4,827	$5,247
Non performing loans as a percentage of total loans	1.49%	1.23%	1.37%	0.48%	0.59%
Non performing assets as a percentage of total assets	1.32%	1.07%	1.00%	0.40%	0.43%
Net charge-offs (recoveries)	$1,094	$1,174	$174	$680	$145
Net charge-offs as a percentage of average loans for the period	0.13%	0.14%	0.02%	0.08%	0.02%

Impaired loans (SFAS No. 114)	$21,637	$19,523	$18,947	$11,803	$10,577
Non impaired loans (SFAS No. 5)	854,670	829,535	814,796	829,602	829,764

Total loans	$876,307	$849,058	$833,743	$841,405	$840,341
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	4.92%	5.97%	6.33%	6.88%	7.17%
Non impaired loans (SFAS No. 5)	1.31%	1.26%	1.23%	1.21%	1.10%

Total loans	1.40%	1.37%	1.35%	1.29%	1.18%

Loan growth and deposit growth

During the current quarter, loans increased by $27,249,000, or 3.2%, and deposits decreased by $5,015,000, or 0.5%. For the nine month period ending September 30, 2008, loans increased by $34,902,000 or 4.1% and deposits decreased by $13,308,000, or 1.4%. While deposit growth, especially core deposit growth, has been a challenge, non time deposits (core deposits) increased by $31,694,000, or 7.3%. During this same period, time deposits decreased $45,002,000 or 8.4%. Time deposits were 51% of total deposits at September 30, 2008 compared to 55% at December 31, 2007. This favorable shift in deposit mix along with the repricing of time deposits as they mature subsequent to the decrease in market interest rates during the first quarter of this year contributed to the 13bps improvement in the Company’s NIM during the current quarter compared to the second quarter of the year.

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars

At quarter ended:	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Cash and due from banks	$32,818	$33,784	$36,279	$30,293	$32,390
Fed funds and money market	38,411	36,671	81,585	42,155	33,184
Investments	176,085	193,449	192,773	199,434	217,242
Loans	876,307	849,058	833,743	841,405	840,341
Allowance for loan losses	(12,269)	(11,599)	(11,258)	(10,828)	(9,903)
Premises and equipment, net	60,010	58,093	56,559	55,458	53,999
Goodwill	28,118	28,118	28,118	28,118	29,299
Core deposit intangible	4,137	4,330	4,525	4,725	4,955
Bank owned life insurance	10,020	9,990	9,823	9,728	9,637
Other assets	21,085	20,316	16,452	16,942	14,442

TOTAL ASSETS	$1,234,722	$1,222,140	$1,248,599	$1,217,430	$1,225,586

Deposits	$959,312	$964,327	$1,005,097	$972,620	$1,004,426
Other borrowings	119,228	101,348	85,505	88,146	65,840
Other liabilities	7,216	7,771	8,015	8,382	9,699
Stockholders’ equity	148,966	148,694	149,982	148,282	145,621

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,234,722	$1,222,140	$1,248,599	$1,217,430	$1,225,586

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars

At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Investments, fed funds, and other	$217,338	$253,513	$274,165	$245,580	$273,086
Loans	861,786	838,915	834,971	840,297	844,316
Allowance for loan losses	(11,759)	(11,429)	(10,896)	(10,001)	(9,663)
All other assets	141,707	137,878	138,754	136,860	132,032

TOTAL ASSETS	$1,209,072	$1,218,877	$1,236,994	$1,212,736	$1,239,771

Deposits- interest bearing	$803,980	$815,623	$826,334	$815,691	$822,417
Deposits- non interest bearing	147,255	154,769	163,515	175,364	182,529
Other borrowings	101,067	89,881	88,311	63,976	80,275
Other liabilities	7,556	8,289	8,552	10,050	10,013
Stockholders’ equity	149,214	150,315	150,282	147,655	144,537

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,209,072	$1,218,877	$1,236,994	$1,212,736	$1,239,771

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Real estate loans
Residential	$221,546	$211,602	$209,591	$209,186	$202,628
Commercial	426,268	409,131	389,316	385,669	384,893
Construction, development and land loans	90,270	91,514	95,700	108,615	112,485

Total real estate loans	738,084	712,247	694,607	703,470	700,006
Commercial	78,115	78,279	77,495	78,231	79,906
Consumer and other loans	60,882	59,316	62,493	60,687	61,497

Total loans before unearned fees and costs	877,081	849,842	834,595	842,388	841,409
Unearned fees and costs	(774)	(784)	(852)	(983)	(1,068)

Total loans	$876,307	$849,058	$833,743	$841,405	$840,341

Deposit mix (in thousands of dollars)

At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Checking accounts
Non interest bearing	$147,154	$159,176	$172,711	$159,089	$183,959
Interest bearing	137,694	147,421	148,155	135,442	130,550
Savings deposits	76,035	68,538	57,824	49,127	53,780
Money market accounts	107,545	112,163	107,496	93,076	107,846
Time deposits	490,884	477,029	518,911	535,886	528,291

Total deposits	$959,312	$964,327	$1,005,097	$972,620	$1,004,426

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars

For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Service charges on deposit accounts	$1,131	$1,018	$1,086	$1,187	$1,150
Commissions from mortgage broker activities	7	29	21	31	42
Loan related fees	96	91	107	103	116
Commissions from sale of mutual funds and annuities	145	173	109	146	195
Debit card and ATM fees	271	274	261	246	234
BOLI income	100	97	95	87	97
Gain (loss) on sale of investments	197	(6)	44	5	2
Other service charges and fees	151	148	150	115	125

Non interest income – subtotal	$2,098	$1,824	$1,873	$1,920	$1,961
Sale of bank branch office real estate	—	1,483	—	—	—
Sale of bank shell	—	—	—	1,000	—

Total non interest income	$2,098	$3,307	$1,873	$2,920	$1,961

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars

For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Employee salaries and wages	$4,123	$4,113	$3,990	$3,885	$3,861
Employee incentive/bonus compensation	116	287	389	98	382
Employee stock option expense	102	107	91	104	137
Health insurance and other employee benefits	376	475	509	543	600
Payroll taxes	276	279	329	262	268
Other employee related expenses	239	228	232	230	215
Incremental direct cost of loan origination	(224)	(245)	(210)	(225)	(253)

Total salaries, wages and employee benefits	$5,008	$5,244	$5,330	$4,897	$5,210

Occupancy expense	1,158	1,105	1,130	1,073	1,131
Depreciation of premises and equipment	617	606	589	604	609
Supplies, stationary and printing	164	183	190	191	180
Marketing expenses	378	261	273	302	250
Data processing expenses	265	317	298	382	401
Legal, auditing and other professional fees	335	305	263	375	254
Bank regulatory related expenses	250	217	184	147	113
Postage and delivery	90	88	90	88	77
ATM and debit card related expenses	182	183	169	168	180
Amortization of CDI	193	196	199	230	235
Loss on sale of repossessed real estate (“OREO”)	22	—	—	—	—
Valuation write down of repossessed real estate (“OREO”)	190	25	—	—	—
Loss (gain) on repossessed assets other than real estate	38	37	2	(8)	—
Foreclosure and repossession related expenses	103	79	70	37	8
Internet and telephone banking	86	88	85	78	79
Operational write-offs and losses	39	105	43	135	69
Correspondent account and Federal Reserve charges	62	70	66	62	64
Conferences, seminars, education and training	52	63	71	45	54
Other expenses	472	468	427	501	528

Total non interest expense	$9,704	$9,640	$9,479	$9,307	$9,442

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.